SECURITIES AND EXCHANGE COMMISSION
                  WASHINGTON, D.C. 20549
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                      FORM 12b-25


NOTIFICATION OF LATE FILNG

(Check One):

[x] Form 10-K [ ] Form 20F [ ] Form 11-K [ ] Form 10-Q [ ] Form N-SAR for Period
Ended:
December 31, 1997

[ ] Transition Report on Form 10-K [ ] Transition Report on Form 20-F [ ] Transition Report on Form 11-K [ ] Transition Report on Form 10-Q [ ] Transition report on Form N-SAR For the Transition Period Ended:__________________________


           Nothing in this form shall be construed to imply the Commission has verified any information contained herein.

            If the notification relates to a portion of the filing checked above,identify the Item (s) to which the notification relates:

              The Notification relates to the entire Form 10-K
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Part I--Registrant Information
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Full Name of Registrant:

          Consolidated Resources Health Care Fund VI

Former Name if Applicable:

           N/A

Address of Principal Executive Office:

            400 Perimeter Center Terrace
            Suite 650
            Atlanta, Georgia  30346
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Part II--Rule 12b-25 (b)  and  (c)
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If the subject report could not be filed without  unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25 (b), the following should be completed.

X (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

          (b)          The subject annual report, will be
filed on or before the fifteenth calendar day following the prescribed due date; and

          (c)        The accountant's statement or other
exhibit required by Rule 12b-25 ( c) has been attached if applicable.

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Part III--Narrative

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         State below in reasonable detail the reasons why Form 10-K, 20-F, 11-K,
10-Q, N-SAR, or the transition report or portion thereof could not be filed within the prescribed period.

         The Registrant needs additional time to complete the Form 10-K.
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Part IV--Other Information
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(1) Name and telephone number of person to contact
in regard to this notification

      S. Christopher Mottley   770        730-1105
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       (Name)              (Area Code)   (Telephone Number)

(2) Have all other periodic reports required under section 13 or 15 (d) of the Securities Act of 1934 or section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify reports(s).
                                    [x] Yes     [ ] No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
                                   [ ] Yes     [x] No

            If so attach an explanation of the anticipated change, both narratively and quantitatively, and , if appropriate, state the reasons why a reasonable estimate of the results cannot be made.


                Consolidated Resources Health Care Fund VI
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               (Name of Registrant as specified in charter)

has caused this notification to be signed on its behalf by the undersigned thereto duly authorized.

Date:  4/2/98            By:   /s/  Alan C. Dahl
                                  Alan C. Dahl
                         Vice President of the Managing General Partner